Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Olivia Snyder, Manager, Investor Relations
(617) 219-1489

Industrial Logistics Properties Trust Announces Fourth Quarter and Year End 2019 Results
Fourth Quarter Net Income of $0.18 Per Share
Fourth Quarter Normalized FFO of $0.46 Per Share
Fourth Quarter Same Property Cash Basis NOI Increased by 5.5% Compared to the Same Period Last Year
Completed First Joint Venture, Raising Equity Capital to Reduce Debt at Net Asset Value

Newton, MA (February 24, 2020): Industrial Logistics Properties Trust (Nasdaq: ILPT) today announced financial results for the quarter and year ended December 31, 2019.

John Murray, President and Chief Executive Officer of ILPT, made the following statement:

“We saw continued solid performance in the fourth quarter, executing on our business plan with strong leasing activity and rent growth that resulted in a same property Cash Basis NOI increase of 5.5%. We are also happy to have completed two exciting transactions subsequent to year end, closing our first joint venture on a portfolio of U.S. mainland properties which will reduce our leverage and demonstrates the value of our mainland portfolio, and acquiring an 820,000 square foot Class A e-commerce distribution center near Phoenix, AZ.”

Results for the Quarter Ended December 31, 2019:

Net income for the quarter ended December 31, 2019 was $11.7 million, or $0.18 per share, compared to $18.3 million, for the same quarter last year. Normalized funds from operations, or Normalized FFO, for the quarter ended December 31, 2019 were $29.7 million, or $0.46 per share, compared to $25.9 million for the same quarter last year.

Reconciliations of net income determined in accordance with U.S. generally accepted accounting principles, or GAAP, to funds from operations, or FFO and to Normalized FFO for the quarters ended December 31, 2019 and 2018 appear later in this press release.

Results for the Year Ended December 31, 2019:

Net income for the year ended December 31, 2019 was $52.5 million, or $0.81 per share, compared to $74.4 million, for the same period last year. Normalized FFO for the year ended December 31, 2019 were $114.4 million, or $1.76 per share, compared to $103.0 million for the same period last year.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

For the period from January 1, 2018 to January 17, 2018, the date of ILPT’s initial public offering, or the IPO, ILPT’s historical results of operations have been derived from ILPT’s former parent, Select Income REIT, or SIR, a former publicly traded real estate investment trust, or REIT, that merged with and into a wholly owned subsidiary of Office Properties Income Trust (Nasdaq: OPI) on December 31, 2018.

Reconciliations of net income determined in accordance with GAAP to FFO and to Normalized FFO for the years ended December 31, 2019 and 2018 appear later in this press release.

Leasing, Occupancy and Same Property Results:

During the quarter ended December 31, 2019, ILPT entered new and renewal leases and completed rent resets for approximately 1,417,000 square feet, which resulted in weighted average (by square feet) rental rates that were approximately 16.9% higher than prior rental rates for the same space, with a weighted average (by square feet) lease term of 8.5 years. Commitments for leasing capital and concessions for new and renewal leases entered during the quarter ended December 31, 2019 totaled approximately $1.3 million, or approximately $0.12 per square foot per lease year.

As of December 31, 2019, 99.3% of ILPT’s total rentable square feet was leased, compared to 99.5% as of September 30, 2019 and 99.3% as of December 31, 2018. Occupancy for properties owned continuously since October 1, 2018 on a same property basis decreased to 98.9% at December 31, 2019 from 99.3% at December 31, 2018. Same property cash basis net operating income, or Cash Basis NOI, increased 5.5% for the quarter ended December 31, 2019 compared to the quarter ended December 31, 2018, primarily as a result of contractual rent increases and leasing activity at certain properties since October 1, 2018.

Reconciliations of net income determined in accordance with GAAP to net operating income, or NOI, and Cash Basis NOI, and a reconciliation of NOI to same property NOI and calculation of same property Cash Basis NOI, for the quarters ended December 31, 2019 and 2018, appear later in this press release.

Joint Venture Transaction:

In February 2020, ILPT entered into agreements related to a joint venture with an Asian institutional investor for up to 12 of ILPT’s U.S. mainland properties, including 11 properties secured by ILPT’s $350.0 million mortgage loan obtained in October 2019. The investor will contribute approximately $108.3 million, which includes certain costs associated with the formation of the joint venture, for a 39% equity interest in the joint venture and ILPT retained the remaining 61% equity interest in the joint venture. The investment amount is based on an aggregate property valuation of $680.0 million, less approximately $407.0 million of existing mortgage debt on the properties at the time of the investment. ILPT closed the joint venture with 11 of the 12 properties and the investor will initially contribute approximately $82.0 million with the balance to be contributed when the twelfth property is added.

Recent Investment Activities:

In February 2020, ILPT acquired a net leased Class A e-commerce distribution center located in Goodyear, AZ with approximately 820,000 rentable square feet for a purchase price of $72.0 million, excluding acquisition related costs. This property is 100% leased and has a remaining lease term of approximately six years.

Recent Financing Activities:

As previously disclosed, in October 2019, ILPT obtained a $350.0 million mortgage loan secured by 11 of its U.S. mainland properties containing an aggregate of approximately 8.2 million rentable square feet located in eight states. This non-amortizing loan matures in November 2029 and requires monthly payments of interest at a fixed rate of 3.33% per annum. ILPT used the proceeds from this loan to reduce outstanding borrowings under its $750.0 million unsecured revolving credit facility.

Conference Call:

At 10:00 a.m. Eastern Time this morning, President and Chief Executive Officer, John Murray, Chief Financial Officer and Treasurer, Richard Siedel, and Vice President, Yael Duffy, will host a conference call to discuss ILPT’s fourth quarter and full year 2019 financial results.

The conference call telephone number is (877) 418-4826. Participants calling from outside the United States and Canada should dial (412) 902-6758. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 11:59 p.m. on Monday, March 2, 2020. To access the replay, dial (412) 317-0088. The replay pass code is 10137840.

A live audio webcast of the conference call will also be available in a listen-only mode on ILPT’s website, at www.ilptreit.com. Participants wanting to access the webcast should visit ILPT’s website about five minutes before the call. The archived webcast will be available for replay on ILPT’s website following the call for about one week. The transcription, recording and retransmission in any way of ILPT’s fourth quarter conference call are strictly prohibited without the prior written consent of ILPT.

Supplemental Data:

A copy of ILPT’s Fourth Quarter 2019 Supplemental Operating and Financial Data is available for download at ILPT’s website, which is located at www.ilptreit.com. ILPT’s website is not incorporated as part of this press release.

ILPT is a REIT that owns and leases industrial and logistics properties throughout the United States. ILPT is managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, MA.

Non-GAAP Financial Measures:

ILPT presents certain “non-GAAP financial measures” within the meaning of applicable rules of the Securities and Exchange Commission, or SEC, including FFO, Normalized FFO, NOI and Cash Basis NOI. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income as indicators of ILPT’s operating performance or as measures of ILPT’s liquidity. These measures should be considered in conjunction with net income as presented in ILPT’s consolidated statements of income. ILPT considers these non-GAAP measures to be appropriate supplemental measures of operating performance for a REIT, along with net income. ILPT believes these measures provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, they may facilitate a comparison of ILPT’s operating performance between periods and with other REITs and, in the case of NOI and Cash Basis NOI, reflecting only those income and expense items that are generated and incurred at the property level may help both investors and management to understand the operations at ILPT’s properties.

Please see the pages attached hereto for a more detailed statement of ILPT’s operating results and financial condition and for an explanation of ILPT’s calculation of NOI, Cash Basis NOI, same property NOI, same property Cash Basis NOI, FFO and Normalized FFO and a reconciliation of those amounts to amounts determined in accordance with GAAP.

Industrial Logistics Properties Trust

Consolidated Statements of Income

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Rental income	$62,199	$42,074	$229,234	$162,530

Expenses:
Real estate taxes	8,721	5,233	30,367	19,342
Other operating expenses	5,238	3,355	17,643	13,005
Depreciation and amortization	18,039	7,660	61,927	28,575
General and administrative	4,058	2,921	17,189	11,307
Total expenses	36,056	19,169	127,126	72,229

Interest income	163	66	743	200
Interest expense (including net amortization of debt issuance costs, premiums and discounts of $596, $313, $2,017 and $1,244, respectively)	(14,641)	(4,675)	(50,848)	(16,081)
Income before income tax expense and equity in earnings of an investee	11,665	18,296	52,003	74,420
Income tax expense	(40)	(8)	(171)	(32)
Equity in earnings of an investee	49	—	666	—
Net income	$11,674	$18,288	$52,498	$74,388

Weighted average common shares outstanding - basic	65,071	65,029	65,049	64,139
Weighted average common shares outstanding - diluted	65,074	65,032	65,055	64,140

Net income per common share - basic and diluted	$0.18	$0.28	$0.81	$1.16

Industrial Logistics Properties Trust

Funds from Operations and Normalized Funds from Operations (1)

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Net income	$11,674	$18,288	$52,498	$74,388
Depreciation and amortization	18,039	7,660	61,927	28,575
FFO and Normalized FFO	$29,713	$25,948	$114,425	$102,963

Weighted average common shares outstanding - basic	65,071	65,029	65,049	64,139
Weighted average common shares outstanding - diluted	65,074	65,032	65,055	64,140

FFO and Normalized FFO per common share - basic and diluted	$0.46	$0.40	$1.76	$1.61
Distributions declared per common share	$0.33	$0.33	$1.32	$0.93

(1)      ILPT calculates FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, which is net income, calculated in accordance with GAAP, plus real estate depreciation and amortization, as well as certain other adjustments currently not applicable to ILPT. In calculating Normalized FFO, ILPT adjusts for the items shown above, if any, and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of ILPT’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. FFO and Normalized FFO are among the factors considered by ILPT’s Board of Trustees when determining the amount of distributions to ILPT’s shareholders. Other factors include, but are not limited to, requirements to maintain ILPT’s qualification for taxation as a REIT, limitations in ILPT’s credit agreement, the availability to ILPT of debt and equity capital, ILPT’s distribution rate as a percentage of the trading price of its common shares, or dividend yield, and to the dividend yields of other industrial REITs, ILPT’s expectation of its future capital requirements and operating performance and ILPT’s expected needs for and availability of cash to pay its obligations. Other real estate companies and REITs may calculate FFO and Normalized FFO differently than ILPT does.

Industrial Logistics Properties Trust

Calculation and Reconciliation of Property Net Operating Income and Cash Basis Net Operating Income (1)

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Calculation of NOI and Cash Basis NOI:
Rental income	$62,199	$42,074	$229,234	$162,530
Real estate taxes	(8,721)	(5,233)	(30,367)	(19,342)
Other operating expenses	(5,238)	(3,355)	(17,643)	(13,005)
NOI	48,240	33,486	181,224	130,183
Non-cash straight line rent adjustments included in rental income	(385)	(1,379)	(4,345)	(4,739)
Lease value amortization included in rental income	(193)	(106)	(1,195)	(401)
Cash Basis NOI	$47,662	$32,001	$175,684	$125,043

Reconciliation of Net Income to NOI and Cash Basis NOI:
Net income	$11,674	$18,288	$52,498	$74,388
Equity in earnings of an investee	(49)	—	(666)	—
Income tax expense	40	8	171	32
Income before income tax expense and equity in earnings of an investee	11,665	18,296	52,003	74,420
Interest expense	14,641	4,675	50,848	16,081
Interest income	(163)	(66)	(743)	(200)
General and administrative	4,058	2,921	17,189	11,307
Depreciation and amortization	18,039	7,660	61,927	28,575
NOI	48,240	33,486	181,224	130,183
Non-cash straight line rent adjustments included in rental income	(385)	(1,379)	(4,345)	(4,739)
Lease value amortization included in rental income	(193)	(106)	(1,195)	(401)
Cash Basis NOI	$47,662	$32,001	$175,684	$125,043

(1)
The calculations of NOI and Cash Basis NOI exclude certain components of net income in order to provide results that are more closely related to ILPT’s property level results of operations. ILPT calculates NOI and Cash Basis NOI as shown above. ILPT defines NOI as income from its rental of real estate less its property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions that ILPT records as depreciation and amortization expense. ILPT defines Cash Basis NOI as NOI excluding non-cash straight line rent adjustments, lease value amortization and lease termination fees, if any. ILPT uses NOI and Cash Basis NOI to evaluate individual and company-wide property level performance. Other real estate companies and REITs may calculate NOI and Cash Basis NOI differently than ILPT does.

Industrial Logistics Properties Trust

Reconciliation of Net Operating Income to Same Property Net Operating Income and Calculation of Same
1
Property Cash Basis Net Operating Income (1)

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Reconciliation of NOI to Same Property NOI (2)(3):
Rental income	$62,199	$42,074	$229,234	$162,530
Real estate taxes	(8,721)	(5,233)	(30,367)	(19,342)
Other operating expenses	(5,238)	(3,355)	(17,643)	(13,005)
NOI	48,240	33,486	181,224	130,183
Less:
NOI of properties not included in same property results	(15,003)	(366)	(50,939)	(2,130)
Same property NOI	$33,237	$33,120	$130,285	$128,053

Calculation of Same Property Cash Basis NOI (2)(3):
Same property NOI	$33,237	$33,120	$130,285	$128,053
(Less) add:
Non-cash straight line rent adjustments included in rental income	289	(1,334)	(1,456)	(4,477)
Lease value amortization included in rental income	(113)	(105)	(962)	(400)
Same property Cash Basis NOI	$33,413	$31,681	$127,867	$123,176

(1)
See footnote (1) on page 6 of this press release for the definitions of NOI and Cash Basis NOI and page 3 for a description of why ILPT believes they are appropriate supplemental measures and a description of how ILPT uses these measures.

(2)
For the three months ended December 31, 2019 and 2018, same property NOI and same property Cash Basis NOI are based on properties that ILPT owned as of December 31, 2019 and that it owned continuously since October 1, 2018.

(3)
For the years ended December 31, 2019 and 2018, same property NOI and same property Cash Basis NOI are based on properties that ILPT owned as of December 31, 2019 and that it owned (including for the period SIR owned ILPT’s properties prior to the IPO) continuously since January 1, 2018.

Industrial Logistics Properties Trust

Consolidated Balance Sheets

(dollars in thousands, except per share data)

(unaudited)

	December 31,
	2019	2018
ASSETS
Real estate properties:
Land	$747,794	$670,501
Buildings and improvements	1,588,170	791,895
Total real estate properties, gross	2,335,964	1,462,396
Accumulated depreciation	(131,468)	(93,291)
Total real estate properties, net	2,204,496	1,369,105
Acquired real estate leases, net	138,596	75,803
Cash and cash equivalents	28,415	9,608
Restricted cash	6,135	—
Rents receivable, including straight line rents of $58,336 and $54,916, respectively	62,782	56,940
Deferred leasing costs, net	6,581	6,157
Debt issuance costs, net	2,954	4,430
Due from related persons	1,504	1,390
Other assets, net	3,438	11,178
Total assets	$2,454,901	$1,534,611

LIABILITIES AND SHAREHOLDERS' EQUITY
Revolving credit facility	$310,000	$413,000
Mortgage notes payable, net	1,096,608	49,195
Assumed real estate lease obligations, net	17,508	18,316
Accounts payable and other liabilities	16,475	12,040
Rents collected in advance	9,442	6,004
Security deposits	6,680	6,130
Due to related persons	2,498	1,653
Total liabilities	1,459,211	506,338

Commitments and contingencies

Shareholders' equity:
Common shares of beneficial interest, $.01 par value: 100,000,000 shares authorized; 65,180,628 and 65,074,791 shares issued and outstanding, respectively	652	651
Additional paid in capital	999,302	998,447
Cumulative net income	142,155	89,657
Cumulative common distributions	(146,419)	(60,482)
Total shareholders' equity	995,690	1,028,273
Total liabilities and shareholders' equity	$2,454,901	$1,534,611

Warning Concerning Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever ILPT uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, ILPT is making forward-looking statements. These forward-looking statements are based upon ILPT’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by ILPT’s forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond ILPT’s control. For example:

•
Mr. Murray’s statement in this press release regarding ILPT’s strong leasing activity and rent growth that resulted in a same property Cash Basis NOI increase of 5.5% may imply that ILPT will continue to experience positive leasing activity and rent growth in the future and that ILPT’s operating results will improve as a result. However, leasing activity and rent growth depend on various factors, including the timing of lease expirations, leasing market demand for ILPT’s properties, ILPT’s ability to successfully compete for tenants and other economic and market conditions. As a result, ILPT may not realize similar or better leasing activity and rent growth in the future,

•
Mr. Murray stated in this press release that ILPT completed its first joint venture on a portfolio of its U.S. mainland properties which will reduce ILPT’s leverage. However, ILPT’s revolving credit facility permits it to borrow, repay and reborrow amounts and ILPT may seek to obtain additional debt financing in the future. As a result, ILPT may not maintain the reduced leverage it achieved by completing this joint venture,

•
Mr. Murray’s characterization in this press release that the joint venture it completed was its first joint venture may imply that ILPT will enter additional joint ventures in the future. However, ILPT may not succeed in completing, or it may elect not to pursue, any additional joint ventures, and

•
This press release states the investor will contribute approximately $108.3 million for a 39% equity interest in the joint venture, with the investor initially contributing $82.0 million and the balance to be contributed when the twelfth property is added. However, the addition of the twelfth property may not occur or may be delayed.

The information contained in ILPT’s filings with the SEC, including under “Risk Factors” in ILPT’s periodic reports, or incorporated therein, identifies important factors that could cause ILPT’s actual results to differ materially from those stated in or implied by ILPT’s forward-looking statements. ILPT’s filings with the SEC are available on the SEC’s website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, ILPT does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.
(END)